NL INDUSTRIES ANNOUNCES A SPECIAL DIVIDEND OF 21 CENTS PER SHARE PAYABLE IN AUGUST 2025, AND A QUARTERLY DIVIDEND FOR THE THIRD QUARTER OF 2025 AT 9 CENTS PER SHARE

DALLAS, TEXAS – August 6, 2025 –  NL Industries, Inc. (NYSE: NL) today announced that its board of directors has declared a special cash dividend of twenty-one cents ($0.21) per share and a quarterly dividend of nine cents ($0.09) per share, in each case on its common stock.  The special dividend, which is being funded from excess cash flows, is payable on August 28, 2025 to shareholders of record at the close of business on August 18, 2025.  The quarterly dividend of $.09 per share is payable on September 23, 2025 to shareholders of record at the close of business on September 5, 2025.

NL Industries, Inc. is engaged in the component products (security products and recreational marine components) and chemicals (TiO2) businesses.

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Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700